EXHIBIT 10G

March 6, 1995


Mr. John C. Blackwell
14510 Thornfield Court
Tampa, FL  33624


Dear John:

This is the formal offer of employment that I spoke to you about today on the telephone. I am particularly pleased to be sending this to you because I think you represent a very good fit for General Housewares Corp. at this time in our corporate history and that we represent a very good opportunity for you at this time in your personal history. Your background and skills are clearly superior, but I also feel the chemistry is right between General Housewares Corp. and you for a good relationship.

I don't think I need to provide much more data about the Company in this letter. I think you have studied it and looked into it carefully. I should say -- even if it's merely a refresher of what you already know -- that we have a somewhat unique organization here. Going beyond the lack of formality in terms of attire, I think we have begun to cultivate an atmosphere without negative boundaries between parts of the organization. That is not to say that nobody here has a structured job to do, because clearly there are many of those. But it is to say that at the top levels of the Company there is a strategic and collegial atmosphere that prevails. In practical terms, what this means is that we want everybody involved at the staff level to be familiar with and contributory to other functions than their own. I would hope you would find this stimulating and exciting.

The following outlines the compensation package offered you at General
Housewares:

TITLE:              Corporate Vice President, Sales and Marketing

REPORTING
RELATIONSHIP:       Reports to the President and Chief Executive Officer of
                    General Housewares Corp.

SCOPE OF
RESPONSIBILITY:     Management responsibility for sales and marketing
                    functions of the Company.

BASE SALARY:        $160,000 per year.

INCENTIVE
COMPENSATION:       Participate in corporate-wide incentive compensation plan
                    with top-end awards of 68% of base salary assuming corporate goals are met.*



                    For 1995, you will be included in the incentive compensation plan now in effect on a pro-rated basis. Assuming your start date is March 20, 1995, and the maximum goals were achieved, you would receive 68% of your salary earned from March 20, until December 31, 1995.

STOCK OPTIONS:      An option of 10,000 shares at the market value on your
                    date of employment will be granted by the Compensation
                    Committee of the Board of Directors.

RESTRICTED STOCK:   3,000 shares of restricted stock at no cost to you which
                    will vest 2/3 twelve months from your date of employment and 1/3 twelve months later.

LIFE INSURANCE:     Group Life and Accidental Death and Dismemberment
                    insurance coverage, both at 3 1/2 times your base salary, plus an additional $500,000 death benefit for Travel
                    Accident Coverage and a scheduled portion thereof for dismemberment.

LONG-TERM
DISABILITY:         Insured coverage for 60% of base salary up to a maximum of
                    $5,000 per month to age 65, effective six months after disability occurs. Yearly premiums to be paid by you.

MEDICAL PLAN/
DENTAL PLAN:        Between regular group and supplemental key management
                    plans, we pay 100% of medical and dental expenses for you and your eligible dependents. In your case, we will waive all prior condition restrictions regarding medical insurance for you and your dependents.

401K SAVINGS
PLAN: After one year of employment, you are eligible to join our 401K, matching contributions savings plan.

*         1995 Plan attached.

PENSION
PLAN: 2% of salary and incentive compensation, for each year of service, with the average of five highest consecutive calendar years in the last ten years of employment, up to a maximum of 25 years or 50% of salary, subject to IRS requirements. The GHC pension plan vests in five years.

MOVING EXPENSES:    The Company will pay 100% of all moving costs and up to
                    three months of interim personal living expenses associated with your move to Terre Haute. This includes personal commuting costs as well as housing in Terre Haute prior to your move.

AUTOMOBILE:         You are entitled to a car lease allowance of $550.00 per
                    month, to applied in full or in part to a car of your choice. The prior incumbent in your position leased a Mercedes-Benz. That lease has one year to run and the lease allowance will apply to that car until the end of its lease. All maintenance expenses, replacement parts
                    (tires, etc.), gasoline and oil, and automobile insurance, are paid for by GHC.

CLUB MEMBERSHIPS:   You are entitled to initiation fees and dues to the
                    Country Club of Terre Haute and to the MVP Club in the Boston Connection.


SEVERANCE:          If we part company at any time during the first six months of your employment at GHC, you will be eligible for six months of severance well as any portion of management bonus accruing to officers of the Company. In the event that the Company decides to terminate your employment after six months, you would receive severance payments (as defined below) equalling your tenure at GHC, up to one full year. For example if we part company after seven months, you would receive seven months of severance; eight months, eight months, etc., up to a full year.

                    After one full year, the severance is capped at one year of salary and whatever portion of the management bonus is applicable. Acceptance of this arrangement constitutes an agreement by you not to pursue further remedies against GHC in the event of your termination by the Company. You are also covered under our severance compensation plan which provides longer term severance in the event of certain circumstances related to a takeover of the Company. A copy of the present plan is attached.

EFFECTIVE DATE:     March 20, 1995.


John, this offer is essentially what we discussed on the telephone. Hope it is acceptable. Kathy and I look forward to seeing you on March 12, and having you join us for dinner at The Country Club of Terre Haute.



Sincerely,

/s/ Paul A. Saxton




ACCEPTED:

/s/ John C. Blackwell
Date